EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Introduction

On August 15, 2024, Calavo Growers, Inc., a California corporation (the “Company”), the Seller Parties (as defined in the Asset Purchase Agreement (as defined below)), F&S Produce Co., Inc., a New Jersey corporation and a co-packing partner of the Company (“F&S”) and F&S Produce West LLC, a Delaware limited liability company and a wholly-owned subsidiary of F&S (“Buyer”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), whereby the Buyer (i) purchased and acquired from the applicable Seller Parties certain assets of the Seller Parties related to the prepared food business of the Seller Parties and their subsidiaries relating to the processing and packaging of fresh foods, including fresh-cut fruit and vegetables, and prepared foods, including sandwiches, salads, parfaits and ready-to-eat snack items, sold at retail and food service, but excluding the guacamole or other avocado derivative product business (the “RFG Business”), (ii) purchased and acquired from the applicable Seller Parties the RFG Business as a going concern and (iii) assumed certain specified liabilities of the Seller Parties related to the RFG Business as set forth in the Asset Purchase Agreement.

Additionally, Buyer assumed leasehold interests in certain real property and related improvements leased by certain of the Seller Parties and used in the RFG Business (the “RFG Leases”), pursuant to leasehold assignment and assumption agreements and related documents between Buyer, the applicable Seller Parties who are the lessees under the RFG Leases and the applicable landlords under the RFG Leases.

Concurrently with the transaction contemplated by the Asset Purchase Agreement (the “Transaction”), Mid-Eastern West LLC, a California limited liability company and an affiliate of F&S, entered into a Purchase and Sale Agreement with Force 1730 Eastridge LLC, a California limited liability company and a subsidiary of the Company, to purchase the real property located at 1730 Eastridge Ave, Riverside, CA 92507 for $30,980,000.

In addition, pursuant to the Asset Purchase Agreement, the purchase price for the Purchased Assets (as defined in the Asset Purchase Agreement) was $52,020,000, subject to certain adjustments relating to working capital, and approved capital expenditures.

The unaudited pro forma condensed consolidated balance sheet as of April 30, 2024, presents the Company’s consolidated financial position giving pro forma effect to the Transaction as if it had occurred on April 30, 2024. The unaudited pro forma condensed consolidated statement of income (loss) for the year ended October 31, 2023 presents the Company’s consolidated results of operations giving pro forma effect to the Transaction as if it had occurred on November 1, 2022, except that, for purposes of the unaudited pro forma condensed consolidated statements of income (loss) for the years ended October 31, 2023, 2022, and 2021, pro forma effect is given to the presentation of the RFG Business as discontinued operations for each year presented. The impact of interest expense in connection with the debt repayment and pay-down was not material and has not been reflected in the unaudited pro forma condensed consolidated statement of income (loss) for the year ended October 31, 2023.

The unaudited pro forma condensed consolidated financial statements presented below have been derived from the Company’s historical consolidated financial statements. While the historical consolidated financial statements reflect the past financial results of the Company, the unaudited pro forma condensed consolidated financial statements are included for informational purposes only and are intended to illustrate how the Transaction might have affected the historical consolidated financial statements had it been completed at an earlier time as indicated herein. The Transaction constituted a significant disposition for purposes of Item 2.01 of Form 8-K and these unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, and include adjustments that management believes are reasonable under the circumstances and given the information available today. The following unaudited pro forma condensed consolidated financial statements give effect to the following transactions:

●	The elimination of the net assets and financial performance of the RFG Business in accordance with rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

●	The Company’s use of a portion of the net sale proceeds of the Transaction to make a debt repayment and pay-down.

These pro forma adjustments are based on currently available information, estimates and assumptions that the Company believes are reasonable in order to reflect, on a pro forma basis, the impact of the Transaction on the Company’s historical information, and are not necessarily indicative of the Company’s future financial position and future results of operations and do not reflect all actions that may be taken by the Company following the closing of the Transaction. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed consolidated financial statements do not reflect the realization of any expected cost savings, synergies or dis-synergies as a result of the Transaction. We considered the impact of the Transition Services Agreement and determined that no further pro forma adjustments were necessary as we do not believe presenting such adjustments would enhance an understanding of the pro forma effects of the Transaction as the agreement is not expected to have a material impact on the unaudited pro forma condensed consolidated balance sheet as of April 30, 2024 or the unaudited pro forma condensed consolidated statement of income (loss) for the years ended October 31, 2023, 2022, and 2021. The Company did not include the unaudited pro forma condensed consolidated statement of income (loss) for the six months ended April 30, 2024, because the RFG Business was presented as discontinued operations in the historical financial statements for that period and the impact of the interest expense in connection with the debt repayment and pay-down and the Transition Services Agreement was not material.

These unaudited pro forma condensed consolidated financial statements should be read in connection with:

●	the Company’s historical audited consolidated financial statements, the accompanying notes and “Management’s Discussion of Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the years ended October 31, 2023, 2022, and 2021 filed with the SEC on January 31, 2024, December 20, 2022, and December 21, 2021, respectively; and
●	the Company’s unaudited interim historical consolidated financial statements, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Quarterly Report on Form 10-Q as of April 30, 2024 and October 31, 2023, and for the three and six months ended April 30, 2024, filed with the SEC on June 10, 2024.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of April 30, 2024

(in thousands)

	Calavo	Disposition	Pro Forma Debt & Other
	Historical (1)	Adjustments (2)	Adjustments (3)	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$4,273	$83,000	$(49,603)	$37,670
Accounts receivable, net of allowances	56,142	—	—	56,142
Inventories	41,554	—	—	41,554
Prepaid expenses and other current assets	8,188	—	—	8,188
Advances to suppliers	11,196	—	—	11,196
Current assets held for sale	138,927	(138,927)	—	—
Income taxes receivable	2,064	—	—	2,064
Total current assets	262,344	(55,927)	(49,603)	156,814
Property, plant, and equipment, net	57,796	—	—	57,796
Operating lease right-of-use assets	16,664	—	—	16,664
Investments in unconsolidated entities	3,107	—	—	3,107
Deferred income tax assets	3,010	—	—	3,010
Goodwill	10,211	—	—	10,211
Intangibles, net	275	—	—	275
Other assets	57,962	—	—	57,962
	$411,369	$(55,927)	$(49,603)	$305,839
Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$37,491	$—	$—	$37,491
Trade accounts payable	6,505	—	—	6,505
Accrued expenses	19,829	3,756	(3,756)	19,829
Current liabilities held for sale	53,261	(53,261)	—	—
Other current liabilities	11,000	—	—	11,000
Current portion of term loan	813	—	(813)	—
Current portion of operating leases	3,401	—	—	3,401
Current portion of long-term obligations and finance leases	882	—	—	882
Total current liabilities	133,182	(49,505)	(4,569)	79,108
Long-term liabilities:
Borrowings pursuant to line of credit, long-term	42,025	—	(42,025)	—
Long-term portion of term loan	3,009	—	(3,009)	—
Long-term portion of operating leases	15,759	—	—	15,759
Long-term portion of obligations and finance leases	4,708	—	—	4,708
Deferred income tax liabilities	746	—	—	746
Other long-term liabilities	4,609	—	—	4,609
Total long-term liabilities	70,856	—	(45,034)	25,822
Commitments and contingencies
Shareholders’ equity:
Common stock	18	—	—	18
Additional paid-in capital	177,302	—	—	177,302
Noncontrolling interest	1,439	—	—	1,439
Retained earnings	28,572	(6,422)	—	22,150
Total shareholders’ equity	207,331	(6,422)	—	200,909
	$411,369	$(55,927)	$(49,603)	$305,839

Notes to April 30, 2024 Unaudited Pro Forma Condensed Consolidated Balance Sheet

(1)	Represents the Company’s unaudited condensed consolidated balance sheet as contained in the Quarterly Report on Form 10-Q as of April 30, 2024, and October 31, 2023, and for the three and six months ended April 30, 2024, filed with the SEC on June 10, 2024.

(2)	These adjustments reflect the estimated cash proceeds of $83.0 million from the Transaction, as adjusted per the terms of the Asset Purchase Agreement, and the elimination of the assets and liabilities attributable to the RFG Business. At the time of sale, the Company incurred transaction costs (primarily legal and other advisor fees) and liabilities not assumed by the buyer of approximately $3.8 million.

(3)	These adjustments reflect the Company’s debt repayment on the Company’s line of credit and term loans of $45.8 million and the payment of liabilities not assumed by the buyer of $3.8 million.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)

For the Year Ended October 31, 2023

(in thousands, except per share amounts)

	Calavo	Disposition
	Historical (1)	Adjustments (2)	Pro Forma

Net sales	$971,948	$377,846	$594,102
Cost of sales	901,992	371,880	530,112
Gross profit	69,956	5,966	63,990
Selling, general and administrative	66,400	19,124	47,276
Expenses related to Mexican tax matters	3,128	—	3,128
Operating income	428	(13,158)	13,586
Interest income	605	—	605
Interest expense	(2,495)	(124)	(2,371)
Other income, net	316	56	260
Income (loss) before income taxes and loss from unconsolidated entities	(1,146)	(13,226)	12,080
Income tax expense	(5,942)	206	(6,148)
Net loss from unconsolidated entities	(879)	—	(879)
Net income (loss) from continuing operations	(7,967)	(13,020)	5,053
Add: Net income from continuing operations attributable to noncontrolling interest	(377)	—	(377)
Net income (loss) from continuing operations attributable to Calavo Growers, Inc.	$(8,344)	$(13,020)	$4,676

Calavo Growers, Inc.’s net income (loss) per share
Basic	$(0.47)	$(0.73)	$0.26
Diluted	$(0.47)	$(0.73)	$0.26

Number of shares used in per share computation:
Basic	17,750	17,750	17,750
Diluted	17,750	17,750	17,854

Notes to October 31, 2023 Pro Forma Condensed Consolidated Statement of Income (Loss)

(1)	Represents the Company’s consolidated statement of income (loss) for the year ended October 31, 2023 as contained in the Annual Report on Form 10-K, filed with the SEC on January 31, 2024.

(2)	These adjustments reflect the disposition of the RFG Business as if the disposition had occurred on the first day of the reporting period.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)

For the Year Ended October 31, 2022

(in thousands, except per share amounts)

	Calavo	Disposition
	Historical (1)	Adjustments (2)	Pro Forma

Net sales	$1,191,073	$421,382	$769,691
Cost of sales	1,117,228	401,306	715,922
Gross profit	73,845	20,076	53,769
Selling, general and administrative	65,482	18,944	46,538
Expenses related to Mexican tax matters	1,417	—	1,417
Impairment and charges related to Florida facility closure	959	959	—
Operating income	5,987	173	5,814
Interest income	500	—	500
Interest expense	(1,686)	(55)	(1,631)
Other income, net	1,017	214	803
Unrealized net loss on Limoneira shares	(8,605)	—	(8,605)
Loss before income taxes and loss from unconsolidated entities	(2,787)	332	(3,119)
Income tax expense	(3,251)	(86)	(3,165)
Net loss from unconsolidated entities	(564)	—	(564)
Net loss from continuing operations	(6,602)	246	(6,848)
Add: Net loss from continuing operations attributable to noncontrolling interest	353	—	353
Net loss from continuing attributable to Calavo Growers, Inc.	$(6,249)	$246	$(6,495)

Calavo Growers, Inc.’s net loss per share
Basic	$(0.35)	$0.01	$(0.37)
Diluted	$(0.35)	$0.01	$(0.37)

Number of shares used in per share computation:
Basic	17,663	17,663	17,663
Diluted	17,663	17,745	17,663

Notes to October 31, 2022 Pro Forma Condensed Consolidated Statement of Income (Loss)

(1)	Represents the Company’s consolidated statement of income (loss) for the year ended October 31, 2022 as contained in the Annual Report on Form 10-K, filed with the SEC on January 31, 2024.

(2)	These adjustments reflect the disposition of the RFG Business as if the disposition had occurred on the first day of the reporting period.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)

For the Year Ended October 31, 2021

(in thousands, except per share amounts)

	Calavo	Disposition
	Historical (1)	Adjustments (2)	Pro Forma

Net sales	$1,055,830	$394,520	$661,310
Cost of sales	998,405	397,791	600,614
Gross profit	57,425	(3,271)	60,696
Selling, general and administrative	56,463	18,022	38,441
Expenses related to Mexican tax matters	1,797	—	1,797
Impairment and charges related to Florida facility closure	9,162	9,162	—
Operating income (loss)	(9,997)	(30,455)	20,458
Interest income	335	—	335
Interest expense	(798)	(76)	(722)
Other income, net	1,016	351	665
Recovery on reserve for FreshRealm note receivable and impairment of investment	6,130	—	6,130
Unrealized net income on Limoneira shares	3,858	—	3,858
Income before income taxes and loss from unconsolidated entities	544	(30,180)	30,724
Income tax expense	(10,747)	8,593	(19,340)
Net loss from unconsolidated entities	(1,719)	—	(1,719)
Net income (loss) from continuing operations	(11,922)	(21,587)	9,665
Add: Net loss from continuing operations attributable to noncontrolling interest	104	—	104
Net income (loss) from continuing operations attributable to Calavo Growers, Inc.	$(11,818)	$(21,587)	$9,769

Calavo Growers, Inc.’s net income (loss) per share
Basic	$(0.67)	$(1.23)	$0.55
Diluted	$(0.67)	$(1.23)	$0.55

Number of shares used in per share computation:
Basic	17,621	17,621	17,621
Diluted	17,621	17,621	17,663

Notes to October 31, 2021 Pro Forma Condensed Consolidated Statement of Income (Loss)

(1)	Represents the Company’s consolidated statement of income (loss) for the year ended October 31, 2021 as contained in the Annual Report on Form 10-K, filed with the SEC on January 31, 2024.

(2)	These adjustments reflect the disposition of the RFG Business as if the disposition had occurred on the first day of the reporting period.